☐NEWS☐

FOR IMMEDIATE RELEASE: January 4, 2007

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Sr. Vice President/GM
Galaxy Energy	Warren Laird, Senior Account Executive
(360) 945-0395	CTA Integrated Communications
(800) 574-4294	(303) 665-4200

Galaxy Energy Signs Purchase and Sale Agreement to Sell Its Powder River Basin Oil and Gas Assets to PetroHunter Energy Corporation

Denver, Colo. – Jan. 4, 2007 – Galaxy Energy Corporation (Amex: GAX) and its wholly owned subsidiary Dolphin Energy Corporation have signed a Purchase and Sale Agreement (PSA) with PetroHunter Energy Corporation (OTC BB: PHUN), a related party, under which PetroHunter agrees to purchase all of Galaxy’s and Dolphin’s oil and gas interests in the Powder River Basin of Wyoming and Montana.

Under the terms of the PSA, which was signed on December 29, 2006, PetroHunter agrees to pay a total consideration of $45 million, subject to adjustment, to acquire all of Galaxy/Dolphin’s oil and gas interests in Sheridan, Johnson, Converse and Campbell Counties in Wyoming, and Big Horn, Custer, Powder River and Rosebud Counties in Montana. The agreement calls for not less than $20 million to be paid in cash and the remainder to be paid in PetroHunter common stock. Closing of the transaction will be subject to PetroHunter obtaining financing on terms acceptable to PetroHunter, approval by Galaxy’s senior lenders, and various other terms and conditions.

The agreement calls for an initial earnest money deposit to be made to Galaxy in the amount of $2 million by January 31, 2007. In addition, effective January 1, 2007, PetroHunter became contract operator of Galaxy/Dolphin’s oil and gas interests in the Powder River Basin. On closing of the transaction, PetroHunter will receive a credit against the purchase price for the deposit and expenses incurred by it as contract operator of Galaxy/Dolphin’s properties. If the transaction does not close by February 28, 2007, the total amount of the deposit and operating expenses incurred by PetroHunter will convert to a subordinated, unsecured promissory note.

PetroHunter is a related party because Marc A. Bruner, a 14.3% beneficial shareholder of Galaxy, is PetroHunter’s controlling shareholder. In addition, Marc A. Bruner is the father of Marc E. Bruner, President and Chief Executive Officer and a director of Galaxy.

Either party may terminate the agreement if the closing has not occurred by February 28, 2007. Galaxy Energy has filed a Form 8-K concerning the PSA with the Securities and Exchange Commission.

Dolphin owns an average 86% working interest in 197 oil and gas wells in the Powder River Basin. Twenty-two wells are currently selling gas at an average rate of 850,000 cubic feet a day. The remaining wells are in various stages of dewatering, shut-in waiting on pipeline, or waiting to be completed.

About Galaxy Energy

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, is focusing on acquiring and developing coalbed methane in the Powder River Basin of Wyoming and other unconventional natural gas properties in the Piceance Basin of Colorado, in addition to exploration activities in Germany and Romania. The Company conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.

Forward Looking Statement

This press release consists of forward looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the Company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, www.galaxyenergy.com or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Warren Laird of CTA Integrated Communications at (303) 665-4200, or Tina Cameron, Renmark Financial Communications at (514) 939-3989.

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